Exhibit 99.1

PRESS RELEASE

For release: Kentenhko:wa/November 21, 2009	For more information: David T. Staddon, Director Public Information St. Regis Mohawk Tribe Tel: (518) 358-2272 ext. 286

MOHAWK TRIBE ANNOUNCES REFERENDUM RESULTS
Catskills Gaming Project and Real Estate Purchase
Akwesasne Territory – The St. Regis Mohawk Tribe provided for input from community members through a referendum on Saturday, November 21st. 319 voters turned out to state their positions on the referendum’s two questions:
“Do you support the tribe pursuing off-reservation gaming in the Catskills?”
“Do you support the Tribe purchasing the ‘Burning Sky’ building and land for $250,000?”
On the question of off-reservation gaming in the Catskills, 140 “yes” votes were cast and 178 “no” votes were cast, giving the tribe a thumbs-down to continue with the off-reservation gaming project. One ballot was spoiled. The next hurdle for the Tribe to clear would have been the reversal of the so-called “Kempthorne Policy,” which, under the Bush Administration, prohibited the St. Regis Mohawk Tribe from building an off-reservation casino in Sullivan County.
On the question of the purchase of real estate to house the Tribe’s human services programs, 37 “yes” votes were cast and 278 “no” votes were cast, so the Tribe will not proceed with the purchase. Four ballots were spoiled. The “Burning Sky” building is the premises where a locally-owned office supply company by the same name previously operated their business.

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The St. Regis Mohawk Tribal Council is the duly elected and federally recognized government of the St. Regis Mohawk People.

Helping Build A Better Tomorrow	412 State Route 37 Akwesane, New York 13655 Phone: 518-358-2272